 Exhibit 99.1

Celcuity Announces Appointment of Richard Buller to Board of Directors

Minneapolis, Minnesota—December 5, 2019 —Celcuity Inc. (NASDAQ: CELC) a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, today announced the appointment of Richard Buller, M.D., Ph.D. to Celcuity’s Board of Directors, effective December 3, 2019.

“We are very pleased to have attracted Dr. Richard Buller, a proven oncology drug development leader, to join our Board. Richard’s experience leading oncology clinical development and translational medicine departments at major pharmaceutical companies will provide a valuable perspective to Celcuity. He has participated in the development of 15 drugs and several companion diagnostics that received U.S. FDA approval, giving him a broad perspective that is very relevant to Celcuity,” said Brian F. Sullivan, Chairman and Chief Executive Officer of Celcuity.

Dr. Buller most recently served as Head Oncology Clinical Development and Vice President of Translational Oncology at Pfizer, Inc., one of the world’s largest pharmaceutical companies, until he retired in 2016. He had previously served as Vice President of Translational Medicine at Exelixis, a leading biopharmaceutical company, where he led efforts to study patients selected by molecular testing for inclusion in their phase 2 and phase 3 clinical trials. He began his pharmaceutical company career at GlaxoSmithKline as Director of the Oncology Medicine Development Center. Prior to his leadership positions in drug development, he was Professor of Gynecologic Oncology at the University of Iowa, where he led laboratory research focused on identifying genomic variants involved in ovarian cancer. He received his M.D. from the Baylor College of Medicine, where he also received his Ph.D. in cell biology.

About Celcuity
Celcuity is a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, Minnesota. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including the anticipated benefits to the clinical outcomes of cancer patients. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section of Celcuity’s Annual Report on Form 10-K for the year ended December 31, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.
Brian Sullivan, bsullivan@celcuity.com
Vicky Hahne, vhahne@celcuity.com